Exhibit 10.4

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) made as of September 19, 2017 among the parties set forth on the signature pages hereof.

WHEREAS, Committed Capital Acquisition Corporation II, a Delaware corporation (the “Company”), which consummated its initial public offering (“IPO”) on April 16, 2014 pursuant to a registration statement on Form S-1, No. 333-192586 (the “Offering”), is a blank check company whose purpose is to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable stock transaction or other similar business transaction (a “Business Transaction”), one or more operating businesses or assets;

WHEREAS, the gross proceeds of the Offering were deposited in a trust account (the “trust account”) at J.P. Morgan Chase Bank, N.A. and managed by Continental Stock Transfer & Trust Company (the “trustee”), as described in the registration statement and prospectus from the Offering;

WHEREAS, on April 10, 2017, the Company held a special meeting of its stockholders at which the stockholders approved proposals to:

●	amend and restate the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) to:

o	extend the date before which the Company must complete a Business Transaction to April 10, 2019 (the “Extended Termination Date”), and provide that the date for cessation of operations of the Company if the Company has not completed a Business Transaction would similarly be extended; and

o	allow holders of the Company’s public shares (i.e. all shares of common stock outstanding as of the date hereof other than Founders Shares, as defined below) to redeem their public shares in connection with (i) the Extension Amendment and (ii) cause the Company to offer a second redemption opportunity on substantially the same terms provided for with regard to the proposal for the Extended Termination Date, on the earlier of July 10, 2017 and the consummation of a Business Transaction (the “Second Redemption”), for a pro rata portion of the funds available in the trust account established in connection with the Company’s initial public offering, and authorize the Company and the trustee to disburse such redemption payments; and

●	amend and restate the Company’s amended and restated investment management trust agreement, dated April 10, 2016, by and between the Company and the trustee to:

o	permit distributions from the trust account to pay public stockholders properly demanding redemption in connection with the (i) Extension Amendment, and (ii) the Second Redemption; and to extend the date on which to commence liquidating the trust account in the event the Company has not consummated a Business Transaction from April 10, 2017 to the Extended Termination Date.

WHEREAS, CCAC II, LLC (the “Buyer”) intends to purchase from Michael Rapoport, Philip Wagenheim, and Committed Capital Holdings II LLC (each a “Seller” and collectively the “Sellers”) certain shares of the Company’s restricted stock issued to its initial stockholders prior to the IPO that have not since been forfeited (the “Founder Shares”) as set forth on Exhibit A hereof, for a purchase price of $0.002 per Founder Share (the “Purchase Price Per Founder Share”, the aggregate consideration set forth on Exhibit A being referred to as the “Aggregate Seller Purchase Price”); and

WHEREAS, on April 10, 2017, Notespac, LLC (“New Lender”) entered into an agreement with the Messrs. Rapoport and Wagenheim and Committed Capital Holdings, LLC (“Holdings”) in the form attached hereto as Exhibit B (the “Expense Agreement”) pursuant to which the New Lender agreed to, among other things, advance funds to the Company in order to cover certain specified past and future expenses incurred directly by the Company or by one or more Sellers, on behalf of the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.               Purchase of Founder Shares. Subject to the terms and conditions set forth herein, at the Closing (as defined below), the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell, transfer and assign to the Buyer, free and clear of any (a) lien, charge, pledge, tax, security interests, option, warrant, purchase right, contract, commitment, claim, derivative right, voting trust, community property interest, transfer restriction or other encumbrance or charge of any kind or nature, whether direct or indirect incurred by any Seller and (b) liability, obligation, debt or claim of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, the Founder Shares, including the rights to any accrued but unpaid dividends thereon, if and when declared, in the amounts set forth on Exhibit A hereof at the Purchase Price Per Share, for aggregate consideration equal to the Aggregate Seller Purchase Price.

2.               Closing. The purchase of the Founder Shares from the Sellers (the “Closing”) will occur at a time that is mutually agreeable to the parties on the signature pages hereof, which Closing shall not occur prior to the first business day following the later of the filing by the Company of (i) all of its Federal, state and local tax returns for the calendar year 2016 (with the exception of any franchise tax due) and (ii) its Annual Report on Form 10-K for the year ending December 31, 2016 (the “Closing Date”). It shall be a condition to the obligations of the Buyer on the one hand and the Sellers on the other hand, that the other party’s representations and warranties are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

2.1              At or before the Closing, the Seller shall deliver or cause to be delivered to the Buyer (i) a stock certificate or certificates (the “Certificates”) representing the Founder Shares transferred hereunder duly endorsed for transfer or with duly executed stock powers attached, or (ii) affidavits of lost stock certificate representing the Founder Shares transferred hereunder with duly executed stock powers attached.

2.2              At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers payment by wire transfer of immediately available funds the Aggregate Seller Purchase Price in accordance with Section 1 of this Agreement.

3.              Representations and Warranties of the Sellers.

3.1            Each Seller hereby represents and warrants, severally and not jointly, except with respect to Section 3.1(h) which shall be jointly and severally, to the Buyer on the date hereof and on the Closing Date that:

(a)                Sophisticated Seller. Each Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of the Founder Shares to the Buyer.

(b)               Independent Investigation. Each Seller, in making its decision to sell the Founder Shares, has not relied upon any oral or written representations or assurances from the Company, the Buyer, or any of their officers, directors or employees or any other representatives or agents of the Buyer or the Company, except as expressly set forth herein. Each Seller has had access to and reviewed all of the filings made by the Company with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), in each case to the extent available publicly accessible via the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

(c)                Authority. This Agreement has been validly authorized, executed and delivered by each Seller and, assuming the due authorization, execution and delivery thereof by the Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each Seller will not result in any violation of the Company’s charter or bylaws or of any statute, rule or regulation to which such Seller is subject, or constitute, with or without the passage of time and giving of notice, an event that results in the creation of any lien, charge or encumbrance upon any of the Founder Shares.

(d)               Ownership. Each Seller is, or will be, as of the date hereof and the date of Closing, the legal and beneficial owner of his or its respective Founder Shares, free and clear of all liens, charges, claims and encumbrances, and such Seller will transfer to the Buyer good and marketable title to his or its respective Founder Shares. There are no outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Founder Shares, or any arrangements that require or permit any of the Founder Shares to be voted by or at the discretion of anyone other than such Seller. Other than this Agreement and the Expense Agreement, no Seller is a party to any agreements to sell or otherwise transfer the Founder Shares. There are no restrictions of any kind on the transfer of the Founders Shares, except those imposed by the Securities Act or applicable state securities laws.

(e)                No Legal Advice from Buyer. Each Seller acknowledges that he or it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with his and its own legal counsel and investment and tax advisors. Each Seller is relying solely on such counsel and advisors and not on any statements or representations of the Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

(f)                Compliance with Laws. To the Company’s knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, on the part of any Seller, is required in connection with the consummation of the transactions contemplated by this Agreement.

(g)               Exempt Transaction. Based in part upon Sellers’ reliance on the Buyer’s representations in Section 4 hereof, the sale of the Founder Shares contemplated by this Agreement is exempt from registration under the Securities Act.

(h)               Representations of the Company. Mr. Rapp makes the representations concerning the Company as set forth in Schedule A attached hereto and made a part hereof.

4.             Representations and Warranties of Buyer.

4.1            The Buyer hereby represents and warrants to the Sellers on the date hereof and on the Closing Date that:

(a)                Sophisticated Buyer. The Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale by the Seller of the Founder Shares.

(b)               Independent Investigation. The Buyer, in making the decision to purchase the Founder Shares from the Seller, has not relied upon any oral or written representations or assurances from the Seller or any of its officers, directors, partners or employees or any other representatives or agents of the Seller. The Buyer has had access to all of the filings made by the Company with the SEC pursuant to the Exchange Act and the Securities Act, in each case to the extent available publicly accessible via EDGAR.

(c)                Authority. This Agreement has been validly authorized, executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by the Sellers, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which such Buyer is a party which would prevent the Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Buyer is subject.

(d)               No Legal Advice from Seller. The Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with such Buyer’s own legal counsel and investment and tax advisors. The Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

(e)                Purchase Entirely for Own Account; Accredited Investor. This Agreement is made with the Buyer in reliance upon such Buyer’s representation, which by such Buyer’s execution of this Agreement, the Buyer hereby confirms, that the Founder Shares to be acquired will be acquired for such Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Buyer further represents that such Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Founder Shares. The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.            Conditions to the Buyer’s Obligations at the Closing; Covenants. The obligations of the Buyer to purchase from the Sellers the Founder Shares are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1           Board Composition.

(a)                Serruya and Wagenheim Resignations; Abdalla Election. At or immediately following the Closing, Aaron Serruya and Mr. Wagenheim shall have resigned from the Company’s Board of Directors (the “Board”), and the Board shall have taken action pursuant to the authority granted under Article V of the Company’s Amended and Restated Certificate of Incorporation to appoint the Buyer’s designees to fill one or more of the newly created vacancies resulting from Messrs. Serruya’s and Wagenheim’s resignation (the “Buyer Appointment”).

(b)               Rapp Resignation. On or before the Buyer Appointment, the Board shall have entered into an agreement with Mr. Rapoport stating that he shall resign from the Board, such resignation to become effective automatically upon the Buyer Appointment.

5.2            Mintz Levin Trust Waiver. On or before the Closing, the Company shall have entered into an agreement with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) substantially in the form attached hereto as Exhibit C, pursuant to which Mintz will agree it does not have any right, title, interest or claim of any kind in or to any monies in the trust account.

5.3             Termination of SPE Commitment. On or before the Closing, the Company shall have entered into an agreement with Serruya Private Equity (“SPE”) substantially in the form attached hereto as Exhibit D, pursuant to which SPE shall have terminated its prior commitment to invest up to $50,000,000 in connection with the closing by the Company of a Business Transaction.

5.4             Creditor Certification. On or before the Closing, the Company shall have provided to the Buyer a list of each creditor to which the Company owes $5,000 or more, including any and all amounts owed thereunder, but only to the extent that such debt was incurred during 2016.

6.            Conditions to the Sellers’ Obligations at the Closing. The obligations of each Seller to sell to the Buyer the Founder Shares are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1             Trust Indemnification Agreement. On or before the Closing, the New Lender shall have entered into an agreement with the Company substantially in the form attached hereto as Exhibit E pursuant to which the New Lender shall agree, in the event of the liquidation of the trust account without the consummation of a Business Transaction, to indemnify and hold harmless the Company against certain losses to which the Company may become subject (the “Trust Indemnification Agreement”).

7.            Termination of Letter Agreement; Modification of Trust Indemnification Agreement. Automatically upon the Closing, the letter agreements between the Company, Broadband Capital Management LLC (“BCM”) and the Sellers, each dated as of April 11, 2014, shall terminate and have no further effect. Additionally, the indemnification obligations of Mr. Rapoport under the Trust Indemnification Agreement between the Company, BCM and the Seller, dated as of April 11, 2014, shall be modified so as to cover only any loss, liability, claim, damage, and expense that are based upon or arise from any action, transaction, state of facts or circumstances that occurred prior to the approval of the Extension Amendment.

8.             Indemnification.

8.1              Sellers, severally but not jointly, shall indemnify and hold harmless the Buyer, and its officers, managers, members, agents, assigns, affiliates, successors and personal representatives, from and against any and all damages, losses, obligations, claims, actions or causes of action, encumbrances, costs, expenses (including reasonable costs and attorneys’ fees incurred by the indemnified party) or other liabilities of any kind or nature (collectively, “Damages”) arising from the breach by the Sellers of any representation, warranty or agreement made by the Sellers hereunder.

8.2              The Buyer shall indemnify and hold harmless the Sellers and their respective officers, managers, members, agents, assigns, affiliates, successors and personal representatives from and against any and all Damages arising from the breach by the Buyer of any representation, warranty or agreement made by the Buyer hereunder.

9.              Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile or electronic transmission, and any such executed facsimile or electronic copy shall be treated as an original.

10.            Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

11.             Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

12.             Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

13.             Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

14.             Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth on the first page of this Agreement.

BUYER

CCAC II, LLC

By:	/S/ KENNETH ABDALLA

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

SELLERS

/S/ MICHAEL RAPOPORT
Michael Rapoport

/S/ PHILIP WAGENHEIM
Philip Wagenheim

Committed Capital Holdings II LLC

By:	/S/ MICAHEL RAPOPORT

COMPANY

Committed Capital Acquisition Corporation II

/S/ MICHAEL RAPOPORT
By:	Michael Rapoport
Its:	Chairman and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

SCHEDULE OF FOUNDERS SHARES

Name	Number of Shares	Consideration Per Founder (Purchase Price Per Founder Share = $0.002)
Michael Rapoport	2,193,750	$ 4,387.50
Philip Wagenheim	731,250	$ 1,462.50
Committed Capital Holdings II LLC	450,000	$ 900.00
TOTAL	3,375,000	Aggregate Consideration = $6,750.00

BUYER

Name	Number of Shares Purchased	Consideration Per Founder (Purchase Price Per Founder Share = $0.002)
CCAC II, LLC	3,375,000	$6,750.00
TOTAL	3,375,000	Aggregate Consideration = $6,750.00

EXHIBIT B

EXPENSE LETTER

EXHIBIT C

MINTZ LEVIN TRUST WAIVER

EXHIBIT D

SPE TERMINATION AGREEMENT

EXHIBIT E

TRUST INDEMNIFICATION AGREEMENT

SCHEDULE A

1.1                Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any court, arbitrational tribunal, administrative agency or commission or other governmental or self-regulatory authority or agency (including, without limitation, FINRA and the SEC) (each of the foregoing is hereafter referred to as a “Governmental Entity”) or any other person or entity in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain at or prior to the Closing have been obtained or effected on or prior to the Closing Date.

1.2                SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, none of the documents filed voluntarily with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”), at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate).

1.3                Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects (to the extent disclosed in the SEC Documents) of the Company. Except as set forth in the SEC Documents, since the date of the Company’s most recent audited financial statements contained in a Form 10-K, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any material capital expenditures, individually or in the aggregate. The Company has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company have any actual knowledge or reason to believe that any of its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

Schedule A-1

1.4                Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation by any person or entity or before any Governmental Entity pending or, to the knowledge of the Company, threatened against or affecting the Company or its officers or directors which is outside of the ordinary course of business or individually or in the aggregate has or would reasonable be expected to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC or FINRA involving the Company or any current or former director or officer of the Company.

1.5                Tax Status. Except as set forth in the SEC Reports, the Company has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject.

Schedule A-2